EXHIBIT 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business September 30, 2008, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$12,749
Interest-bearing balances		1,984
Securities:
Held-to-maturity securities		0
Available-for-sale securities		76,317
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		17,288
Securities purchased under agreements to resell		5,183
Loans and lease financing receivables:
Loans and leases held for sale		11,992
Loans and leases, net of unearned income	320,888
LESS: Allowance for loan and lease losses	5,414
Loans and leases, net of unearned income and allowance		315,474
Trading Assets		6,980
Premises and fixed assets (including capitalized leases)		4,254
Other real estate owned		974
Investments in unconsolidated subsidiaries and associated companies		445
Intangible assets
Goodwill		10,853
Other intangible assets		20,410
Other assets		29,950

Total assets		$514,853

LIABILITIES
Deposits:
In domestic offices		$296,059
Noninterest-bearing	72,132
Interest-bearing	223,927
In foreign offices, Edge and Agreement subsidiaries, and IBFs		60,178
Noninterest-bearing	1,122
Interest-bearing	59,056
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		2,107
Securities sold under agreements to repurchase		5,886

Dollar Amounts In Millions
Trading liabilities	8,921
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)	70,870
Subordinated notes and debentures	11,059
Other liabilities	15,330

Total liabilities	$470,410
Minority interest in consolidated subsidiaries	161

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	27,993
Retained earnings	17,428
Accumulated other comprehensive income	(1,659)
Other equity capital components	0

Total equity capital	44,282

Total liabilities, minority interest, and equity capital	$514,853

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Howard I. Atkins
EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael Loughlin
John Stumpf	Directors
Carrie Tolstedt